Exhibit 99-1

                                  NEWS RELEASE

                              FOR IMMEDIATE RELEASE

                               VITAL SIGNS, INC.,
          MARQUEST MEDICAL PRODUCTS, INC. AND SCHERER HEALTHCARE, INC.
      ANNOUNCE THE COMPLETION OF THE ACQUISITION OF MARQUEST BY VITAL SIGNS

     TOTOWA, NEW JERSEY, ENGLEWOOD, COLORADO and ATLANTA, GEORGIA, July 28, 1997
- VITAL SIGNS, INC.  (NASDAQ;  VITL),  MARQUEST MEDICAL PRODUCTS,  INC. (NASDAQ;
MMPI) and SCHERER HEALTHCARE, INC. (NASDAQ: SCHR) announced today that the shareholders of Marquest Medical Products approved the companies' previously announced merger, that Scherer Healthcare's shareholders gave their necessary approvals and that the Marquest merger was finalized shortly after the Shareholders' Meeting was completed. The merger, which resulted in Marquest Medical becoming a wholly-owned subsidiary of Vital Signs, was effected pursuant to an Agreement and Plan of Merger, dated March 14, 1997. According to the merger agreement, Vital Signs agrees to pay Marquest shareholders $0.797 per share for each outstanding shares of Marquest common stock. Separately, pursuant to an agreement with Scherer Healthcare, the majority shareholder of Marquest, Vital Signs acquired for cash certain product rights previously sold by Marquest to Scherer. The aggregate cash payments to Marquest's shareholders is approximately $12.6 million. The payment to Scherer Healthcare and related parties, with respect to the acquisition of product rights and certain covenants against competition, is $6 million.

     Terry Wall,  President and Chief Executive Officer of Vital Signs,  stated:
"The acquisition of Marquest provides Vital Signs with an established product line with a good market share in the respiratory and critical care market. As previously announced, Vital Signs' direct sales force has been divided and expanded into two highly focused sales organizations, with one focused on anesthesia products and the other on respiratory/critical care products. With the addition of the Marquest products, approximately $20 million in annual sales, Vital Signs' product line will be nearly evenly divided, with anesthesia representing 53% of total sales and respiratory/critical care representing 47%. The goal of this expanded sales organization is to drive sales of the two product lines in a more substantial way. Marquest's strong respiratory product line should enable Vital Signs to be an attractive partner for national group purchasing organizations, integrated health networks, and investor owned hospitals. In addition, the Marquest product line will complement our expanding international sales."

     Bill Thompson, President and Chief Operating Officer of Marquest and President of Scherer Healthcare, commented: "The merger is beneficial to the shareholders of Marquest as it recognizes the value of the Marquest business which Marquest could not develop alone due to resource limitations. The Marquest product line will benefit from the additional resources that will be available through Vital Signs which will ultimately enhance customer satisfaction and distribution in the marketplace. Vital Signs should immediately benefit from Marquest's products, providing Vital Signs with an expanded product offering."

     The statements in this press release regarding post-closing performance constitute Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the companies' expectations as a result of a number of factors, including market conditions, competitive responses and the degree to which Vital Signs is able to successfully integrate the two companies.

     Vital Signs, Inc. and its subsidiaries design, manufacture and market single-use medical products for anesthesia and critical care, achieving the number one market share position in six of eight major product categories and second in the other two categories. For the third time in five years, the Company was recognized by Forbes magazine as one of "The 200 Best Small Companies in America". Vital Signs is distinguished as one of a select number of medical device firms to have received ISO 9001 certification.

     Scherer Healthcare provides healthcare products and services, including medical waste management services and consumer healthcare products.

FOR FURTHER INFORMATION, CONTACT:  Terence D. Wall, President, Vital Signs, Inc.
                                                                  or
                                   Tony Dimun, Chief Financial Officer,
                                   Vital Signs, Inc.
                                   (973) 790-1330